Exhibit 10.5

EMPLOYMENT AGREEMENT

                THIS AGREEMENT is made as of the 14th day of December 2001 between Business Bancorp (“Holding Co.”), having a principal place of business at 1248 Fifth Avenue, San Rafael, California, Business Bank of California (“Bank”), having a principal place of business at 321 East Sixth Street, Corona, California and Alan J. Lane (“Executive”), whose residence address is 41090 Avenida Verde, Temecula, California.

RECITALS

A.            Holding Co. is a bank holding company duly organized, validly existing, and in good standing under the laws of the State of California, with power to carry on its business as it is now being conducted.

B.            Bank is a state-chartered commercial bank duly organized, validly existing, and in good standing under the laws of the State of California, with power to carry on its business as it is now being conducted.

C.            Holding Co. and Bank desire to employ Executive in order to avail themselves of the skill, knowledge and experience of Executive and Executive desires to provide such skill, knowledge and experience to Holding Co. and Bank.

D.            The parties hereto desire to specify the terms and conditions of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that the following terms and conditions shall apply to Executive’s employment:

1.             Term of Employment.  Holding Co. and Bank hereby employ Executive and Executive hereby accepts employment with Holding Co. and Bank commencing from and after January 1, 2002 (the “Effective Date”), subject, however, to the termination of the Agreement as hereinafter provided.

2.              Duties.  From and after the Effective Date, Executive shall be employed as and shall serve as the Chief Executive Officer of Holding Co. and President of Bank.  Subject to the direction of the Boards of Directors of Holding Company and Bank, Executive shall perform such duties and assume such responsibilities as are normally attributed to the chief executive officer of a bank holding company and to the president of a community bank.  During the term of this Agreement, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Holding Co.’s and Bank’s Articles of Incorporation, Bylaws and internal written policies.  If at any time Executive does not hold the titles of Chief Executive Officer of Holding Co. and President of Bank, Executive shall be entitled to deem this Agreement terminated pursuant to Section 5.1 hereof.

3.              Conflicts of Interest.  Except as permitted by the prior written consent of the Board of Directors of Holding Co. and Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of Holding Co. and Bank during the term of this Agreement and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Holding Co.’s or Bank’s interests.  Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided however, that neither such business nor venture is in competition, directly or indirectly, in any manner with Holding Co. or Bank.

4.             Compensation and Benefits.

                                4.1           Salary.  During the first year of this Agreement, Executive shall receive a base annual salary (the “base salary”) in the amount of Two Hundred Sixty Thousand Dollars ($260,000) payable monthly in arrears or by such manner as may be established by Holding Co. or Bank from time to time but not less often than monthly.  This base salary shall be increased annually by a percentage not less than the percentage increase in the “Consumer Price Indexes, Pacific Cities and U.S. Average All Items Indexes, 1982-1984 = 100, San Francisco — Oakland — San Jose” most recently reported by the U.S. Department of Labor’s Bureau of Labor Statistics, and additional increases may be awarded in the discretion of Bank’s Board of Directors.

                                4.2           Automobile.  Holding Co. or Bank shall provide Executive, for Executive’s sole use, a suitable full-sized automobile, comparable to the automobile provided to Executive prior to the Effective Date, the specific make and model of such automobile to be determined by Executive, which automobile shall be initially new and at no time be older than three (3) years.  The Holding Co. or Bank shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to the Holding Co. or Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for substantiation of such payments as deductible business expenses of the Holding Co. or Bank and not as deductible compensation to Executive.  The Holding Co. or Bank shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.  Executive will maintain a record of personal use mileage, which will be reflected on Executive’s W-2 in accordance with IRS guidelines.

                                4.3           Medical, Dental and Life Insurance.  Holding Co. and Bank will provide Executive and his dependents, at the Holding Co.’s or Bank’s expense, with Bank’s standard insurance coverage provided to all Bank employees, as such coverage may change from time to time.  Executive shall cooperate with Holding Co. and Bank in obtaining any key man or other insurance coverage Holding Co. and Bank may reasonably desire.

                                4.4           Business Expenses.  In accordance with Holding Co. and Bank policy as it may exist from time to time, and subject to the approval of all such expenses by the Board of Directors of Holding Co. or Bank, Executive shall be entitled to reimbursement by Holding Co. or Bank for any ordinary, reasonable business expenses incurred by Executive in the performance of Executive’s duties and in acting for Holding Co. or Bank during the term of this Agreement, provided that Executive furnishes to Holding Co. or Bank substantially adequate records and other documentary evidence as required by Holding Co.’s or Bank’s policies or by federal and state statutes and regulations with respect to the substantiation of such expenditures as deductible business expenses of Holding Co. or Bank.

                                4.5           Vacation.  Executive shall be entitled to four weeks of vacation per year and shall use his best efforts to take two consecutive weeks of vacation each year.  Executive shall not be entitled to vacation pay in lieu of vacation and accrual of any unused vacation time shall be limited to a maximum of five (5) weeks at any time.

                                4.6           Stock Options.  The Holding Co. shall grant Executive a stock option to purchase up to Thirty Thousand (30,000) shares of the Holding Co.’s authorized but unissued Common Stock (in addition to any currently outstanding options held by Executive), at an exercise price equal to the market value on the date of grant, subject to compliance with any applicable requirements of the Holding Co.’s Stock Option Plan.  The Holding Co. and Executive agree that such option shall be for a term of ten (10) years, and will vest over a period of five (5) years from the date of grant as follows: twenty percent (20%) will be exercisable on or after each of the first five anniversaries of the date of grant of the stock option.  The Holding Co. and Executive also agree that, to the maximum extent permitted by law, the option will qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  Such stock option will be granted to Executive pursuant to Holding Co.’s current Stock Option Plan, and an agreement between Holding Co. and Executive containing such terms as (i) are consistent with the terms of the Stock Option Plan and (ii) may be agreed upon by such parties.

                                4.7           401 (k) Plan.  Executive shall be entitled to participate in the Bank’s or Holding Company’s 401 (k) Plan subject to the eligibility and vesting requirements set forth in said Plan.

                                4.8           Executive’s Bonus.  In addition to the base salary provided for in Section 4.1, Executive shall be paid, within thirty-one days following the end of the Holding Co.’s fiscal year, an amount equal to one percent (1%) of Holding Co.’s consolidated pre-tax income for such fiscal year; provided, however, that such payment shall only be made if Holding Co.’s return on beginning Capital during such fiscal year equals or exceeds ten percent (10%); and provided further that the Board of Directors of Holding Co. shall have the discretion to either (i) reduce or eliminate the amounts payable to Executive pursuant to this Section 4.8 in the event the Board determines in good faith that the amount payable to Executive violates regulatory directives or orders specifically applicable to Bank or Holding Company, or (ii) increase the amount payable to Executive pursuant to this Section 4.8.  Calculation of Holding Co.’s consolidated pre-tax income shall be based on Holding Co.’s year end audited financial statements prepared by Holding Co.’s certified public accountants, except as follows:

                                                (a)           the calculation shall exclude Holding Co.’s and Bank’s accrual for bonuses;

                                                (b)            the calculation shall include recognized gains or losses in Holding

                                                                 Co.’s and Bank’s investment portfolios; and

(c)           the calculation shall include for each fiscal year an amount equal to the portion of the Bank’s allowance for loan losses (“ALLL”) which exceeds the greater of:  (i)  one percent (1%) of the Bank’s total gross loans for the applicable fiscal year;  (ii)  the amount calculated by the method set forth as Test #1 on Exhibit A; or, (iii)  the amount calculated by the method set forth as Test #2 on Exhibit A; provided, however, that notwithstanding the above, Executive shall not be paid any bonus with respect to amounts in the ALLL as to which a bonus was paid in previous years; provided, further, that in the event the Bank’s ALLL for a fiscal year is less than the greater of any of the methods set forth in subparagraphs (i), (ii), or (iii), above, the difference between the two amounts shall be excluded from pre-tax income.

In the event that Executive is employed by Holding Co. and Bank for less than all of a fiscal year, the bonus provided for herein shall be prorated.

                5.             Termination; Liability.       Executive’s employment hereunder may be terminated as follows:

                                5.1           Without Cause.  In the sole and absolute discretion of the Board for any cause or for no cause whatsoever; provided, however, that if such termination occurs and is for any cause other than as more particularly described in Sections 5.2, 5.3 or 5.4 hereof, Executive shall receive within ten (10) days of such termination a severance payment in an amount equal to the monthly amount of base salary that would be payable multiplied by twenty-four (24) months calculated at Executive’s then current base salary.

                                5.2           Death, Disability or Voluntary Retirement.  Upon Executive’s death, medical disability which would preclude Executive from performing the duties as the Chief Executive Officer of Holding Co. and President of Bank for a period of six months, or voluntary retirement, Executive shall not be entitled to any severance payment; provided, however, that if such termination occurs as a result of such medical disability, Executive shall receive a severance payment in an amount equal to twenty-five percent (25%) of Executive’s annual base salary then in effect.

                                5.3           With Cause.  Either Holding Co. or Bank may terminate this Agreement at any time by action of their Board of Directors, (i) if Executive fails to perform or habitually neglects the duties which he is required to perform hereunder, (ii) if Executive engages in activity which materially adversely affects the Holding Co.’s or Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Boards of Directors in good faith, or (iii) if Executive commits any act which would cause termination of coverage under the Holding Co.’s or Bank’s Bankers’ Blanket Bond.  In the event Holding Co. or Bank terminates this Agreement for cause as provided herein, Executive shall not be eligible for any severance benefits otherwise contemplated by this Agreement.  Such termination shall not prejudice any remedy which Holding Co. or Bank may have at law, in equity, or under this Agreement.

                                5.4           Action by Supervisory Authority.  If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation by Holding Co. or Bank to Executive.

                6.             Ownership of Confidential Proprietary Information.  All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of Holding Co. or Bank, and all other files, books and records and other materials owned by Holding Co. or Bank or used by it in conjunction with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Holding Co. or Bank regardless of who actually prepared the original material, book or record.  All such books and records and other materials shall be immediately returned to the Holding Co. or Bank by

Executive on any termination of his employment.

                7.             Trade Secrets.  During the term of this Agreement, Executive will have access to and become acquainted with what Executive, Holding Co. and Bank acknowledge are trade secrets, including the names of customers and clients of Holding Co. and Bank, those customers’ financial condition and financial needs, financial information regarding Holding Co. or Bank, and other information relating to the Holding Co.’s or Bank’s products, services and methods of doing business.  Executive agrees not to disclose any of Holding Co.’s or Bank’s trade secrets, directly or indirectly, or use them in any way, either during the term of Executive’s employment (except as required in the course of employment with Holding Co. or Bank) or for a period of twelve (12) months after the termination of this Agreement.

                8.             Indemnification.  To the extent permitted by and consistent with (i) Section 317 of the California Corporations Code (“Section 317”), and (ii) the Articles of Incorporation and the Bylaws of Holding Co. and Bank, Holding Co. and Bank shall indemnify Executive for expenses, judgements, fines, settlements and other amounts actually incurred by Executive in connection with any proceeding to which Executive is a party by reason of the fact that Executive is or was an agent of Holding Co. or Bank (as defined in Section 317) if the proceeding arose from acts or omissions in the course and scope of Executive’s employment other than willful misconduct or acts not covered by any indemnification agreement between Holding Co. or Bank and Executive.  Holding Co. or Bank shall advance on behalf of Executive all costs, including attorneys’ fees, as necessary with respect to any such proceeding.  In the event any applicable law shall require the issuance of an undertaking by Executive, such undertaking shall be acceptable without bond, collateral or any other security being given by Executive in connection therewith.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.  This provision shall survive the termination of this Agreement for any reason.

                9.             Assignment and Modification.  This Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.  Any Modification of this Agreement shall be made in writing executed by both parties.

                10.           Further Assurance.  From time to time each party to this Agreement will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements of the parties hereunder.

                11.           Notices.  All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

To Holding Co.:	Chairman of the Board
Business Bancorp
1248 Fifth Avenue
San Rafael, California 94901

To Bank:	Chairman of the Board
Business Bank of California
321 East Sixth Street
Corona, California 92879

To Executive:	Alan J. Lane
41090 Avenida Verde
Temecula, California 92591

or to such other party and/or address as any such parties may designate in a written notice served upon the other parties in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the second day next succeeding the date of mailing if sent by certified or registered mail.

                12.           Arbitration.  Except as otherwise specifically set forth herein, any controversy or claim arising out of or relative to this Agreement, or the breach thereof, or any claim relative to employment discrimination, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered shall be and may be entered in any court having jurisdiction thereof.  Such arbitration shall take place in Marin County, California, unless otherwise agreed to in writing by the parties.  Executive understands and agrees that this Agreement is a waiver of Executive’s right to receive punitive damages to which Executive might otherwise be entitled in a court action on a disputed termination or for claims of unlawful discrimination or harassment allegedly occurring during the course of employment.  Only the arbitrator, not a judge or jury, will decide the claim or dispute.

                13.           Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors of the parties.

                14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement and shall be deemed superseded and canceled.

                15.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California.

                16.           Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

                17.           Section Headings.  The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

                18.           Calendar Days/Close of Business.  Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, and reference to “days” shall refer to calendar days.

                19.           Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

                20.           Attorneys’ Fees.  In the event that any party shall bring any arbitration, action to enforce arbitration or any other legal action or proceeding (collectively “action”) arising out of or in connection with the performances, breach or interpretation of this Agreement, then the prevailing party in such action as determined by the arbitrator, court or other body having jurisdiction shall be entitled to recover from the losing party, as determined by the arbitrator, court or other body having jurisdiction, all reasonable costs and expenses of the action, including reasonable attorney’s fees, court costs, costs of investigation and other costs reasonably related to such action, in such amounts as may be determined in the discretion of the arbitrator, court or other body having jurisdiction.

                IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

BUSINESS BANCORP

By:	/s/ Timothy J. Jorstad
Chairman of the Board

Date: December 14, 2001

BUSINESS BANK OF CALIFORNIA

	By:	/s/ John E. Duckworth
Chairman of the Board

	Date:	December 14, 2001

/s/ Alan J. Lane
Alan J. Lane

Exhibit “A”

Tests For Loss Reserve Adequacy

Using Bank’s Risk Assessments

Test #1

			Risk		Allocation To Loan
Loan Type	Exposure		Assessment		Loss Reserve
Commercial Loans Secured:	$17,036,478	X	0.50%	=	$85,182
Commercial Loans Unsecured:	5,043,267	X	1.20%	=	60,519
Construction Loans:	22,312,766	X	0.70%	=	156,189
SBA Loans:	6,081,354	X	2.00%	=	121,627
Accounts Receivable Purchased:	441,407	X	2.00%		8,828
Real Estate:	107,762,932	X	0.30%	=	323,289
Real Estate Loans Held For Sale:	0	X	0.15%	=	0
Equity Lines:	2,764,523	X	0.20%	=	5,529
Instalment Loans:	2,506,297	X	1.00%	=	25,063
Bonus Plus:	58,064	X	1.20%	=	697
Character Loans Secured:	0	X	0.80%	=	0
Character Loans Unsecured:	34,800	X	1.50%	=	522
Holdovers	0	X	N/A
Classified Assets (Inc. Specific Allocations):	3,793,608	X	N/A		583,061
Total Loans Outstanding:	$167,835,497

Undisbursed Lines of Credit:	$22,581,743	X	0.40%	=	$90,327
Letters of Credit:	1,125,796	X	0.30%	=	3,377
Undisbursed Construction Loans:	20,490,684	X	0.60%	=	122,944
Undisbursed Equity Lines:	2,877,177	X	0.30%	=	8,632
Undisbursed Bonus Plus Accounts:	172,842	X	1.20%	=	2,074
Total Off Balance Sheet Commitments:	$47,248,243

Total Loan Loss Reserve Required:					$1,597,861

Test #2
	Loan		Risk		Allocation To Loan
Loan Rating	Amounts		Assessment		Loss Reserve
“1” and “2” Loan Risk Rating:	$164,041,888	X	0.00%	=	$0
“3” Loan Risk Rating:	3,363,048	X	10.00%	=	336,305
“4” Loan Risk Rating:	430,560	X	20.00%	=	86,112
“5” Loan Risk Rating:	0	X	50.00%	=	0
“6” Loan Risk Rating:	0	X	100.00%	=	0
Total Loans Outstanding:	$167,835,497

Off Balance Sheet Commitments:	$47,248,243	X	0.34%	=	160,644

Total Loan Loss Reserve Required:					$583,061

Test #3
	Loan		Risk		Allocation To Loan
Loan Rating	Amounts		Assessment		Loss Reserve
Total Loans Outstanding:	$167,835,497	X	1.00%	=	$1,678,355
Total Loan Loss Reserve Required:					$1,678,355